Exhibit 21

THE LIBERTY CORPORATION AND SUBSIDIARIES
LIST OF SUBSIDIARIES
DECEMBER 31, 2003

		Percentage of Voting Stock
		Owned by Immediate
	Jurisdiction of Incorporation	Parent

The Liberty Corporation	South Carolina
Cosmos Broadcasting Corporation	South Carolina	100
CableVantage Inc.	South Carolina	100
Broadcast Merchandising Corporation	South Carolina	100
Civic Communications Corporation II	Delaware	100
TV-3, Inc.	Mississippi	100
WLBT, Inc.	Mississippi	100
Civic License Holding Company, Inc.	Delaware	100
CivCo, Inc.	Nevada	100
LibCo, Inc.	Nevada	100
WLOX, Inc.	Mississippi	100
Tall Tower, LLC	Texas	50
Exchange Place Corporation	North Carolina	100
Greensboro Holdings, Inc.	South Carolina	100
State National Title Guaranty Company	Louisiana	100
Special Services Corporation	South Carolina	100
Hampton Insurance Agency, Inc.	South Carolina	100
Bent Tree Corporation	Georgia	100
TLC Business Ventures, Inc.	South Carolina	100
Liberty Properties Group, Inc.	South Carolina	100
Commerce Center of Greenville, Inc.	South Carolina	100
LIBCO of Florida, Inc.	Florida	100
LPC of S. C., Inc.	South Carolina	100
Johnson/Liberty LLC	South Carolina	36
LibertyWest, Inc.	Nevada	100

39